Exhibit 10.16

AGREEMENT

This Agreement (this "Agreement") is made and entered into as of the date signed by the last party to sign below (the "Effective Date"), by and between National Community Pharmacists Association ("NCPA"), with its principal address at 100 Daingerfield Road, Alexandria, Virginia 22314 and Global Nutritional Research, LLC, a Maryland limited liability company with an office located at 10305 Armory Avenue, Kensington, Maryland 20895 ("GNR"). NCPA and GNR are sometimes hereinafter referred to, individually, as a “Party” or collectively as the "Parties".

RECITALS

WHEREAS,  GNR is engaged in the business of marketing and selling vitamins and other nutritional supplements through community pharmacies and other retail outlets:

WHEREAS,  NCPA is a trade association organized for the purpose of representing the interests of America's Independent community pharmacists; and

WHEREAS, NCPA and GNR have agreed to enter into a relationship whereby NCPA provides GNR with marketing services to make the dietary supplement, Clotamin, available to NCPA members and non members. In exchange GNR will contribute certain sums to designated NCPA programs for each bottle of Clotamin multivitamins sold at retail by independent community pharmacies.

NOW THEREFORE, In consideration of the foregoing the Parties hereby agree as follows:

1.

PROGRAM SEVICES

a.  During the Term, community pharmacies may purchase Clotamin from GNR at a price of Fifteen Dollars ($15.00) per bottle inclusive of all costs unless the competitive marketplace requires pricing modification.  GNR will make every effort to assure that community pharmacies will earn a 40% gross margin.

b.  NCPA will provide GNR with a combination of online, live, print, fax and/or direct mail marketing services (hereinafter, the “Services”) with a retail value of at least Seventy Thousand Dollars ($70,000) during the Term. The Services may be made available through one or more of the following NCPA media: (1) Pharmacist e-link ;(2) America's Pharmacist; (3) NCPA fax and e-mail network; (4) NCPA Annual Meeting and Trade Exhibition (three complimentary registrations and one booth space per meeting);(5) continuing education programs; and (6) the NCPA website.

c.  NCPA and GNR will mutually agree on the content and timing of the Services.

d.  GNR will supply point of purchase materials, including high value (at least $1.50) customer coupons to participating pharmacies.

e.  GNR will provide monthly program reporting to NCPA on the following metrics: (1) new Customers (defined as both NC!'A members and non-members) that purchased Clotamin directly from GNR during the prior  calendar month; (2) total Customers that purchased Clotamin directly from GNR during the prior  calendar month; (3) number of bottles of Clotamin purchased from eligible Customers during the prior calendar month; and (4) calculation of Fees due NCPA for Clotamin sales during the prior calendar month. Reports will be provided by the fifteenth (15th) day of each month with respect to the prior calendar month. Reports will be provided by the fifteenth (15th) day of each month with respect to the prior calendar month.

f.  GNR will provide a “guaranteed sale” policy to participating pharmacies, such that a pharmacy will be allowed to return for a full refund any Clotamin ordered from GNR that does not sell within three (3) months of receipt by the pharmacy. Clotamin will be available to independent community pharmacies via their regional wholesalers and by direct order from the GNR website.

g.  NCPA and GNR will evaluate additional marketing services every 6 months during the Term of the agreement.

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2.

FINANCIAL TERMS

a.  In consideration of the Services to be performed by NCPA under this Agreement, and other good and valuable consideration, Gl\IR shall pay to NCPA the sum of one dollar ($1.00) for each bottle of Clotamin purchased by each independent community pharmacy directly from the GNR website and/or purchased through a wholesale distributor, less any returns. These fees may be applied by NCPA in its sole discretion to designated NCPA programs (i.e., NCPA General Fund, NCPA Legal and Legislative Defense Fund, specific NCPA initiatives, etc.), and may be indicated as such in the marketing materials.

b.  The current estimated retail price of Clotamin is twenty four dollars and ninety-nine cents ($24.99) per bottle, but each participating pharmacy has the option to set retail pricing.

c.  On the fifteenth (15th) day of the month of each calendar quarter (i.e., January 1, April 1, July 1, and October 1) during the Term, GNR shall remit to NCPA payment for Fees earned in the immediately preceding calendar quarter.  GNR will provide NCPA with access to all applicable records and reports with respect to the Services.to enable NCPA to conduct an audit, at Customer's option. Such audits shall be performed during normal business hours at times mutually agreeable to NCPA and GNR.  The cost of such audit shall be the responsibility of NCPA, unless the audit determines an underpayment of five percent (5%) or more, in which case the cost of the audit shall be borne by GNR. GNR will provide to NCPA such assistance as it may reasonably require in connection with such audits. NCPA shall ensure that its auditors conduct any such audit in a manner that does not unreasonably delay, disrupt; or otherwise interfere with GNR's operations or the performance of the Services hereunder. The rights and obligations set forth in this Section shall survive for three (3) years after the expiration or earlier termination of this Agreement.

GENERAL TERMS AND CONDITIONS

a.  Compliance with Laws. GNR shall comply with all federal, state, and local laws, regulations, and ordinances applicable to manufacture, distribution and sale of the products and any fees to be provided to NCPA hereunder. Each part will be responsible for its respective fees, permits, payments, and taxes that may be required for the performance of its obligations under this Agreement.

b.  Indemnification.  Each party (the "Indemnifying Party") agrees, at its own expense. to, indemnify, defend, and hold harmless the other party and its parent, subsidiaries, affiliates, directors, officers, employees (collectively, the "Indemnified Parties") from and against any and all losses, liabilities, judgments, awards, and costs (including reasonable attorneys' fees and expenses) arising out of or relating to any claim by a third party on account of any willful or grossly negligent act or omission on the part of Indemnifying Party, its employees, representatives, or agents, including but not limited to any  liability or damages resulting from breach of any duty or for bodily injury (including death) or damage to property arising out  of  any negligent act or omission (including liability for defective products) to the extent caused by the lndemnifying Party, its employees, representatives, or agents.  The Indemnified Parties shall provide prompt written notice to The Indemnifying Party of a claim requiring indemnification hereunder in order to initiate the indemnification process, and agree to cooperate fully with and at the sole cost and expense of the Indemnifying Party in the defense of any such claims. Indemnifying Party shall retain the right to settle or compromise any claim, as long as it does not involve any finding of liability or require the payment of monies on the part the Indemnified Parties.

c.  Parties’ Relationship.  Nothing in this Agreement shall be construed to make NCPA or GNR the joint venture, partner, employee, or agent of the other. Neither party shall exercise control over the business or activities of the other, nor shall it have the power or authority to bind the other party or to assume or create any obligation or responsibility, express or implied, on the part of or in the name of the other party.

d.  Confidential Information. Each party acknowledges and agrees that it may receive from the  other  party (the "Disclosing Party") certain information designated as confidential (hereinafter referred to as “confidential Information") whether  written, oral or in any other   form,   and  relating   to   the   Disclosing  Party's  activities,   products,  methods, procedures  and systems and learned or acquired  by the other party (the  "Receiving Party") in connection with activities covered by this Agreement is highly confidential and proprietary in nature and is a valuable, special and unique  asset of Disclosing Party's business. Receiving Party agrees to hold In confidence all Confidential Information and further agrees that Confidential Information shall at all times remain the sole property of the Disclosing Party, Notwithstanding the foregoing, Receiving Party shall not be liable for disclosure of the Confidential Information if the same: (1) is, at the time of disclosure hereunder, described in the literature available to the public or otherwise in the public domain; (2) comes into the public domain after the disclosure hereunder through no breach or fault of Receiving Party; (3) can be shown by Receiving Party ID have been in  its possession at the time of disclosure hereunder; (4) is legally acquired by Receiving Party from a third party who is not subject to a contractual or fiduciary relationship with Disclosing Party; or (5) is required  to be disclosed by federal, state or local statutes, or by the order of a court of competent jurisdiction; provided, however, that Receiving Party shall provide Disclosing Party with prompt notice so that Disclosing Party may contest such potential use or disclosure.

e.  Term and Termination.  (1) This Agreement shall remain in effect for a period of two (2) years from the Effective Date {the "Initial Term") unless sooner terminated as provided in this Agreement; provided, however, that either party may terminate  this Agreement at any time upon thirty (30) days prior written notice to the other party and provided, further, that (i) all orders placed during such notice period shall be honored by GNR on the terms and conditions set forth herein, (jj) that, if GNR terminates this Agreement. NCPA shall continue to collect, and GNR shall remain obligated to pay to NCPA, on all sales of Clotamin to community pharmacies during the six (6) month period immediately following termination the compensation set forth in Paragraph 2.a. above; and, (iii) if either party terminates this Agreement, NCPA’s  scheduled marketing activities will cease as of the notice date.

f.  Notices. All notices, demands, requests or other communications hereunder shall be made in writing and shall be personally delivered, sent by certified mall return receipt requested, or sent by facsimile with concurrently printed confirmation of delivery, addressed as follows:

If to GNR;   Global Nutritional Research, LLC Attn: Justin Barch, President

10305 Armory Avenue

Kensington, Maryland 20695

If to NCPA:   National Community Pharmacists Association

Attn: Philip Quinlan, Director of Business Development

100 Daingerfield Road

Alexandria, VA 22314

Fax: (703) 683-6319

With a copy to:    National Community Pharmacists Association

Attn: General Counsel

100 Daingerfield Road

Alexandria, VA 22314

Fax: {703) 836-7149

Any such notice shall be deemed to be given and received on the day on which it was delivered or transmitted, or If mailed, on the date on which it was received. Either party may change its address for service from time to time by giving notice thereof to the other party in accordance with this paragraph.

g.  Entire Agreement.  This Agreement, together with any exhibits, constitutes the entire agreement between the parties. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and executed by both parties.

h.  Severability. If any term or provision of this Agreement shall be found to be invalid or unenforceable, the remainder of this Agreement shall remain valid and in full force and effect

i.  Assignment. This .Agreement or any obligation hereunder shall not be assigned by either party without the prior written consent of the other party.

j.  Third Party Beneficiaries. This Agreement is not intended to confer upon any non-Party rights or remedies hereunder.

k.  Binding Effect.  Subject to any provisions hereof restricting assignment ,this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors ,heirs.• executors, administrators, legal representatives and assigns.

l.  Waiver of Breach. No waiver of breach of any term, provision or condition of this Agreement shall be considered valid unless signed by the party giving such waiver and no such waiver shall be deemed a waiver of any subsequent breach.

m.  Survivability. The obligations set forth in Articles 2 and 3 shall survive the termination of this Agreement regardless of the cause of termination, as well as any other terms which by their intent or meaning are intended to so survive.

n.  Dispute Resolution; Jurisdiction. The Parties shall use their best efforts to resolve all matters arising out of the Agreement amicably. The Parties hereby agree that any dispute which cannot be solved amicably by the Parties shall be adjudicated in the state or federal courts of the Commonwealth of Virginia, which shall have sole jurisdiction over any such dispute.

o.  Governing Law.. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia without giving effect to the choice-of-law rules thereof.

IN WITNESS WHEREOF, the Parties here to have executed this Agreement.

NATIONAL COMMUNITY PHARMACISTS ASSOCIATION	GLOBAL NUTRITIONAL RESEARCH, LLC

By:	By: /s/ Justin Barch

Name:	Name: Justin Barch

Title:	Title: President

Date:	Date: 4/21/10